As filed with the Securities and Exchange Commission on March 28, 2013

Registration No. 333-184774

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

FORM F–3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Metro-Rural Holdings Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Suite 2204, 22/F, Sun Life Tower

The Gateway, 15 Canton Road

Tsimshatsui, Kowloon, Hong Kong

(852) 2111 3815

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Sio Kam Seng

Chief Executive Officer and Chairman of the Board

China Metro-Rural Holdings Limited

Suite 2204, 24/F, Sun Life Tower, The Gateway

15 Canton Road, Tsimshatsui, Kowloon, Hong Kong

Telephone: (852) 2111 3815

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gerard S. DiFiore, Esq.

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

(212) 521-5450

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post–effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post–effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post–effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Ordinary Shares, par value $0.001	8,361,005	$1.21	$10,116,816.05	$1,379.93

1.	Represents no more than one-third amount of the aggregate market value world wide of the ordinary shares held by non-affiliates of the registrant as of March 25, 2013. A total of 61,499,028 ordinary shares are issuable upon (a) conversion of an aggregate principal amount of $60,000,000 of the registrant’s secured convertible bonds, or bonds, and (b) exercise of warrants to purchase ordinary shares. The bonds are initially convertible into 55,499,028 shares, based on an initial conversion price of US$1.0811. The warrants are initially exercisable into 6,000,000 shares, based on an initial exercise price of US$1.2973. In connection with the issuance of the bonds and the warrants, the registrant entered into a registration rights agreement, which requires the registrant to register the number of shares issuable upon conversion of the bonds and the exercise of the warrants and additional shares which may be issued as a result of an adjustment in the conversion rate upon a dilutive issuance. In addition to the shares set forth in the table above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is registering an indeterminate number of shares issuable upon conversion of the convertible notes in connection with stock splits, stock dividends, recapitalizations or similar events.
2.	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low sales prices of the registrant’s ordinary shares on March 25, 2013, as reported on the NYSE MKT. It is not known how many shares will be sold under this registration statement or at what price or prices such shares will be sold.
3.	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with Securities and Exchange Commission. The selling stockholder may not sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where offers or sales are not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2013

PROSPECTUS

CHINA METRO-RURAL HOLDINGS LIMITED

ORDINARY SHARES

The selling stockholder listed on page 3 may use this prospectus to offer and resell from time to time and for its own account up to 8,361,005 of our ordinary shares. For more information on the selling stockholder (which terms as used herein includes its pledgees, donees, transferees or other successors-in-interests), please see section entitled “Selling Stockholder” beginning on page 3 of this prospectus.

Pursuant to a subscription agreement entered into on July 24, 2012, we issued in a private placement to Willis Plus Limited, a limited liability company incorporated under the laws of the British Virgin Islands, US$60,000,000 in aggregate principal amount, 14 per cent. guaranteed secured convertible bonds, or the bonds, due 2017 and convertible on or after August 15, 2013 into ordinary shares of the Company at an initial conversion price of US$1.0811 per share, and warrants exercisable on or after August 15, 2013 to purchase up to 6,000,000 ordinary shares of the Company at an initial exercise price of US$1.2973 per share, within 5 years after the date of issue of the Bonds. Registration does not necessarily mean that the selling stockholder will offer or sell any of the shares.

The selling stockholder may sell the shares covered by this prospectus in a number of ways and at varying prices. See section entitled “Plan of Distribution” beginning on page 5 of this prospectus. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any of our ordinary shares in this offering and, as a result, we will not receive any proceeds from the sale of these shares by the selling stockholder. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

Our ordinary shares are traded on the NYSE MKT under the symbol “CNR.” As of March 25, 2013, the aggregate market value of our outstanding ordinary shares held by non-affiliates was $30,350,450.57 based on 73,543,782 shares of outstanding ordinary shares, of which 25,083,017 shares were held by non-affiliates, and a per share price of $1.21 which was the closing sale price of our ordinary shares as quoted on the NYSE MKT on March 25, 2013. We have not sold any securities pursuant to General Instruction I.B.5. of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 1 OF THIS PROSPECTUS AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or any other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find Additional Information” before buying any securities in this offering.

The terms “we,” “us,” “our,” and the “Company” refer only to China Metro-Rural Holdings Limited and its subsidiaries, unless the context suggests otherwise. Additionally, unless we indicate otherwise, references in this prospectus to:

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“BVI” refers to the British Virgin Islands; and

•	“shares” refer to our ordinary shares; and

•	“$,” “US$” and “U.S. dollars” are to the legal currency of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully and any accompanying documents incorporated by reference before making an investment decision. You should also refer to the risks of investing discussed under “Risk Factors” beginning on page 1.

About China Metro-Rural Holdings Limited

China Metro-Rural Holdings Limited, or China Metro, was incorporated in the British Virgin Islands as an international business company under the name Man Sang International (B.V.I.) Limited, or MSBVI, under the International Business Companies Act on August 14, 1995, and automatically re-registered as a business company on January 1, 2007 pursuant to The BVI Business Companies Act, 2004. Prior to August 25, 2009, MSBVI was a wholly-owned subsidiary of Man Sang Holdings, Inc., or MSHI, a United States domestic issuer incorporated in the State of Nevada whose ordinary shares were listed on the NYSE MKT (formerly known as the American Stock Exchange). On August 25, 2009, at a general meeting, the shareholders of MSHI resolved that MSHI liquidated and dissolved, whereby we were effectively redomiciled from the United States to the British Virgin Islands and, as part of this transaction (the “Reorganization”), MSBVI became the successor of MSHI and a non-United States domestic issuer whose ordinary shares are listed on the NYSE MKT. From its inception in August 1995 through the completion of the dissolution and liquidation on August 25, 2009, MSBVI was a wholly-owned subsidiary of MSHI. As a result of the dissolution and liquidation of MSHI on August 25, 2009, MSBVI became the listed holding company of our group. On March 19, 2010, MSBVI was renamed China Metro-Rural Holdings Limited. Our ordinary shares are traded on the NYSE MKT under the ticker symbol “CNR”.

Upon the effective date of the Reorganization, the Company and its subsidiaries continued to conduct the business previously conducted by MSHI and its subsidiaries (including the Company). Although the dissolution and liquidation of MSHI resulted in the cessation of MSHI as the holding company of the Group, the dissolution and liquidation had no material impact on our financial condition or operating results, other than the costs incurred in connection with its dissolution and liquidation. As the Company contractually assumed all rights, title, obligations and liabilities of MSHI upon the terms and subject to the conditions of the agreement and plan of the dissolution and liquidation, there was a continuation of the risks and benefits to the ultimate controlling owners that existed prior to the dissolution and liquidation of MSHI. Accordingly, the Reorganization has been accounted for as a reorganization of entities under common control in a manner similar to pooling-of-interests. On this basis, the Company has been treated as the holding company of MSHI in all periods presented in the financial statements rather than from the effective date of the Reorganization.

Subsequent to the Reorganization, pursuant to an agreement and plan of merger, or the Merger Agreement, dated as of February 19, 2010, by and among the Company, China Metro-Rural Limited and Creative Gains Limited (“Creative Gains”) (a wholly-owned subsidiary of the Company), Creative Gains was merged with and into China Metro-Rural Limited (the “Merger”). Immediately after the Merger, Creative Gains ceased and China Metro-Rural Limited became a wholly-owned subsidiary of the Company. The acquisition of equity interest of China

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Metro-Rural Limited has been accounted for as a combination of entities under common control in a manner similar to pooling of interests as both the Company and China Metro-Rural Limited were controlled by Mr. Cheng Chung Hing, Ricky immediately prior to and immediately after the Merger. On this basis, the consolidated financial statements of China Metro-Rural Holdings Limited for periods prior to the Merger have been restated to include, to the extent of the equity interest of China Metro-Rural Limited held by Mr. Cheng Chung Hing, Ricky, the assets and liabilities and results of operations of China Metro-Rural Limited for those periods as if China Metro-Rural Holdings Limited had owned China Metro-Rural Limited at the beginning of the financial period reported in the consolidated financial statements or when MSBVI and China Metro-Rural Limited came under common control by Mr. Cheng Chung Hing, Ricky, whichever is later, and all assets and liabilities of China Metro-Rural Limited have been stated at historical carrying amounts. The acquisition by the Company of interest owned by all the shareholders of China Metro-Rural Limited, including Mr. Cheng, was treated as an equity transaction at the completion date of the Merger.

As a result of the Merger, our principal operating subsidiaries are China Metro-Rural Limited and its subsidiaries as well as Man Sang International Limited and its subsidiaries.

In addition, on July 28, 2010, the Company declared a dividend to its shareholders which was satisfied by way of distribution in specie of the entire equity interest in Man Sang International Limited, or MSIL held by the Company, represented approximately 494 million ordinary shares of MSIL and was completed in August 2010 (the “Distribution”). Upon the completion of the Distribution, the Group no longer held interest in MSIL and has discontinued its pearls and real estate businesses, or the Discontinued Operations, which was previously operated through MSIL.

China Metro is focused on being one of the leading developers and operators of large scale, integrated agricultural logistics and trade centers in Northern China that facilitate a relationship between sellers and buyers of agricultural products and small goods, provide relevant physical platform and timely marketing information and intelligence, provide a transparent and competitive market price discovery mechanism and provide infrastructure to enhance the living standards of those from the rural area. In addition, China Metro has commenced its newly developed rural-urban migration and city re-development business during the current year, which consists of development and sales of commercial and residential properties and servicing and assignments of development rights to independent third party developers.

Our agricultural logistics business is comprised of (1) development and operation of integrated agricultural logistics and trade centers and supporting facilities; and (2) property management which engages in the management of developed properties within the logistics platforms—known as China Northeast Logistics Cities. We currently are developing two locations in the PRC, namely Northeast Logistics City in Tieling City, Liaoning Province, or China Northeast Logistics City—Tieling, and Dezhou Northeast Logistics City in Dezhou City, Shandong Province, or China Northeast Logistics City—Dezhou.

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Our rural-urban migration and city re-development business is comprised of (1) servicing and assignments of development rights and (2) development and sales of residential, commercial and other auxiliary properties in new city center district of Qiqihar City. China Focus City—Qiqihar is a name of a project located in Qiqihar, Heilongjiang Province, where we are to develop various residential and commercial properties at an area designated by Qiqihar Municipal Government as the future administrative center of Qiqihar. It is China Metro’s strategy to assign the development rights to independent third party developers on portion of land plots that have been allocated by the local government under the framework agreement for their development in return for a premium while retaining the remaining portion for China Metro’s own development.

Our principal place of business and our executive office is located at Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong, telephone: 852-2111-3815. We have designated National Registered Agents, Inc., 111 Eighth Avenue, New York, NY 10011, as our agent for service of process in the United States. Our telephone number is (852) 2111 3815 and our website address is http://www.chinametrorural.com. Information contained on, or that can be accessed through, our website is not part of this prospectus.

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The Offering

Ordinary shares offered by the selling stockholder	8,361,005 shares (1).

Terms of the this offering	The selling stockholder will determine when and how it will sell the shares offered in this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering by the selling stockholder (2).

NYSE MKT Symbol	CNR

Risk factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the ‘‘Risk Factors’’ section before deciding whether or not to invest in shares of our ordinary shares.

(1)	The number of ordinary shares offered by the selling stockholder represents no more than one-third amount of the aggregate market value world wide of the ordinary shares held by non-affiliates of the registrant as of March 25, 2013. A total of 61,499,028 ordinary shares are issuable upon (a) conversion of an aggregate principal amount of $60,000,000 of the registrant’s secured convertible bonds, or bonds, and (b) exercise of warrants to purchase ordinary shares. The bonds are initially convertible on or after August 15, 2013 into 55,499,028 shares, based on an initial conversion price of US$1.0811. The warrants are initially exercisable on or after August 15, 2013 into 6,000,000 shares, based on an initial exercise price of US$1.2973.
(2)	The selling stockholder has entered into a Charge Over Bonds and Warrants Agreement with PA Universal Opportunity VII Limited (the “Lender”), which encumbers the selling stockholder’s entitlement over the proceeds from the sale of shares in this offering. Under this agreement, the selling stockholder’s disposition of the shares is subject to the prior consent of the Lender. In addition, the selling stockholder and the Lender have entered into a Deed of Undertakings and Negative Pledge Agreement which further governs the allocation of the net proceeds of the sale of shares between the selling stockholder and the Lender under certain circumstances.

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RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause of contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” contained in our Annual Report on Form 20-F for the year ended March 31, 2012, as filed with the Securities and Exchange Commission on July 16, 2012, which is incorporated herein by reference in its entirety, as well as any amendment or update thereto reflected in subsequent filings with the Securities and Exchange Commission. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and beliefs, including estimates and projections about our industry. Forward-looking statements may be identified by use of terms such as “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “believes” and similar expressions, although some forward-looking statements are expressed differently. Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from management’s current expectations. Such risks and uncertainties include those set forth herein under “Risk Factors.” The forward-looking statements in this prospectus speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time.

Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to read any further disclosures we make on related subjects in our filings with the SEC, including Form 20-F and Form 6-K reports. Other factors besides those listed in “Risk Factors,” including factors described as risks in our filings with the SEC, could also adversely affect us. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been listed on the NYSE MKT under the symbol “CNR” since April 20, 2010. From August 26, 2009 through April 19, 2010 our ordinary shares were listed on the NYSE MKT under the symbol “MHJ”. From August 8, 2005 through August 24, 2009, the common stock of our predecessor-in-interest, MSHI, was listed on the NYSE MKT under the symbol “MHJ”. From 1987 to 2005, MSHI’s common stock was reported on the Over-The-Counter (OTC) Electronic Bulletin Board under the symbol “MSHI.OB”. Our preferred shares are not listed.

The following table sets forth, for the periods indicated, the high and low sales prices (in U.S.$) for the our ordinary shares from August 25, 2009 to March 25, 2013, and the common stock of MSHI from April 1, 2007 through August 24, 2009 on the NYSE MKT.

	High	Low
Yearly Highs and Lows for the Year Ending March 31,
2012	5.65	0.72
2011	5.84	1.72
2010	4.46	1.70
2009	8.35	0.96
2008	16.46	5.30

Quarterly Highs and Lows
2012
First Quarter (April-June 2011)	5.65	1.15
Second Quarter (July-September 2011)	1.71	1.06
Third Quarter (October-December 2011)	1.59	0.72
Fourth Quarter (January-March 2012)	1.57	0.90

2011
First Quarter (April-June 2010)	2.52	1.72
Second Quarter (July-September 2010)	2.75	1.85
Third Quarter (October-December 2010)	3.50	2.53
Fourth Quarter (January-March 2011)	5.84	3.00

Monthly Highs and Lows
January 2012	1.07	0.90
February 2012	1.38	1.00
March 2012	1.57	1.00
April 2012	1.12	0.98
May 2012	1.28	0.98
June 2012	1.12	0.50
July 2012	1.14	0.98
August 2012	1.08	0.83
September 2012	0.87	0.80
October 2012	1.04	0.87
November 2012	0.95	0.88
December 2012	0.90	0.77
January 2013	1.23	0.80
February 2013	1.50	1.07
March 2013	1.21	0.93

On March 25, 2013, the closing price of our ordinary shares on the NYSE MKT was $1.21.

USE OF PROCEEDS

We will not receive proceeds from any sales by the selling stockholder of its shares. The selling stockholder identified in this prospectus will receive the proceeds from such sale of shares.

SELLING STOCKHOLDER

The shares (being ordinary shares with par value of US$0.001 each) being offered by the selling stockholder (which term as used herein includes its pledgees, donees, transferees or other successors-in-interests) are those issuable to the selling stockholder upon conversion of the bonds and upon exercise of the warrants. We are registering the shares in order to permit the selling stockholder to offer the shares for resale from time to time. Except as described below, in our Annual Report on Form 20-F for the year ended March 31, 2012 filed with the Securities and Exchange Commission on July 16, 2012, or in the Amendment No. 3 to Schedule 13D filed with the Securities and Exchange Commission on August 15, 2012 by the selling stockholder and its affiliates Kind United Holdings Limited (“Kind United”), Mr. Cheng Chung Hing, Ricky and Mr. Leung Moon Lam, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares by the selling stockholder. The first column lists the number of shares beneficially owned by the selling stockholder, based on its ownership of the bonds and warrants, as of October 31, 2012, assuming conversion of all bonds and exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on conversions, amortizations, redemptions or exercises. The second column lists the shares of being offered by this prospectus by the selling stockholder. The third column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus. Because the conversion price of the convertible bonds and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. This information has been obtained from the selling stockholder. Except as otherwise indicated, we believe the selling stockholder listed in the table has sole voting and investment power with respect to all shares beneficially owned by it.

The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Beneficial Owner	Number of Ordinary Shares Beneficially Owned Prior to Offering		Number of Ordinary Shares Offered hereby	Ordinary Shares Beneficially Owned Following Offering
				# (1)	% (2)
Willis Plus Limited (3)	61,499,028	(4)(5)	8,361,005	53,138,023	39.35

(1)	Assumes all shares offered hereby are sold by the selling stockholder.
(2)	Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, and generally includes securities held by persons who have sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days.
(3)	The selling stockholder has entered into a Charge Over Bonds and Warrants Agreement with PA Universal Opportunity VII Limited (the “Lender”), which encumbers the selling stockholder’s entitlement over the proceeds from the sale of shares in this offering. Under this agreement, the selling stockholder’s disposition of the shares is subject to the prior consent of the Lender. In addition, the selling stockholder and the Lender have entered into a Deed of Undertakings and Negative Pledge Agreement which further governs the allocation of the net proceeds of the sale of shares between the selling stockholder and the Lender under certain circumstances. That document is filed as exhibit 99.8 to the Company’s Current Report on Form 6-K filed with the SEC on August 3, 2012.
(4)	Willis Plus Limited, the selling stockholder, holds $60 million principal amount 14% convertible bonds due 2017 issued by the Company which may be converted, at anytime on or after August 15, 2013, into approximately 55,499,028 ordinary shares. Willis Plus Limited also holds warrants which may be exercised on or after August 15, 2013 for the purchase of 6,000,000 Ordinary Shares. Mr. Cheng Chung Hing, Ricky, owns 70% of Willis Plus Limited. Mr. Leung Moon Lam owns 30% of Willis Plus Limited. As a result, Mr. Cheng Chung Hing, Ricky, and Mr. Leung Moon Lam may be deemed to be the beneficial owners and to share the voting and dispositive power of the 61,499,028 ordinary shares that may be held by Willis Plus Limited after taking into account the conversion of the bonds into Ordinary Shares and the exercise of the warrants to purchase ordinary shares. Mr. Cheng Chung Hing, Ricky, is a member of the board of directors of the Company and is the former Chairman and Chief Executive Officer of the Company. Mr. Cheng Chung Hing, Ricky, is also a member of the board of directors of Kind United Holdings Limited, or Kind United, and owns approximately 50.1% of an entity that holds approximately 72% of the outstanding shares of Kind United. Mr. Leung Moon Lam is also a director of Kind United and owns approximately 61% of an entity that holds approximately 28% of the outstanding shares of Kind United. Kind United owns directly 37,338,104 ordinary shares of the Company. As a result of these relationships, Mr. Cheng Chung Hing, Ricky and Mr. Leung Moon Lam may each be deemed to be the beneficial owners and to share the voting and dispositive power of the 98,837,132 ordinary shares held by Kind United and the selling stockholder.
(5)	The beneficial ownership information of the selling stockholder is presented on the basis that the bonds are immediately convertible and that the warrants are immediately exercisable, even though such securities cannot be converted or exercised, as applicable, until the one year anniversary of the issuance of the such securities (August 15, 2013).

PLAN OF DISTRIBUTION

We are registering the shares issuable upon conversion of the bonds and upon exercise of the warrants to permit the resale of these shares by the selling stockholder (which term as used herein includes its pledgees, donees, transferees or other successors-in-interests) of the bonds and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares. We will bear all fees and expenses incident to our obligation to register the shares.

The selling stockholder may sell all or a portion of the shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling stockholder may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the bonds, warrants or shares owned by them and, if it default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We will pay all expenses of the registration of the shares pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The class of securities offered under this prospectus is our ordinary shares, which has been registered pursuant to Section 12 of the Exchange Act.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus and legal matters as to BVI laws will be passed upon by Conyers Dill & Pearman, Road Town, British Virgin Islands. Reed Smith LLP, New York, New York, is acting as our counsel in connection with United States securities laws.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended March 31, 2012, dated July 16, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

China Metro-Rural Holdings Limited is a BVI corporation and our principal executive offices are located outside the United States in the People’s Republic of China. A majority of our directors and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the BVI would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

We have designated National Registered Agents, Inc., 111 Eighth Avenue, New York, NY 10011, as our agent for service of process in the United States with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

The Company has been advised by its BVI counsel, Conyers Dill & Pearman, that the courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the United States courts against us under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the BVI, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the BVI, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI and (f) there is due compliance with the correct procedures under the laws of the BVI.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a foreign private issuer (as such term is defined in the Securities Exchange Act of 1934, or the Exchange Act). We are subject to the informational requirements of the Exchange Act, file our annual reports on Form 20-F, and furnish reports on Form 6-K and other information with the SEC. We have filed a registration statement on Form F–3 under the Securities Act with the Securities and Exchange Commission. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of Public Reference Room by calling the Securities and Exchange Commission at 1–800–SEC–0330. We are also subject to the information and periodic reporting requirements of the Exchange Act. We file reports and other information with the Securities and Exchange Commission and these reports and other information can be inspected on the Internet at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and any information that we file subsequent to this prospectus with the Securities and Exchange Commission will automatically update and supersede this information. The documents we are incorporating by reference are as follows:

•	our Annual Report on Form 20-F for the year ended March 31, 2012 filed with the Securities and Exchange Commission on July 16, 2012;

•

the description of our securities in the Registration Statement on Form 8-A filed with the SEC on August 3, 2005 by Man Sang Holdings, Inc. (our successor issuer) pursuant to Rule 12g-3 under the Securities Exchange Act of 1934.

•

our Reports of Foreign Issuer on Form 6-K furnished to the Securities and Exchange Commission on July 16, 2012, July 16, 2012, July 16, 2012, August 3, 2012, August 15, 2012, August 20, 2012, October 9, 2012, October 17, 2012, November 30, 2012, and November 30, 2012.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus. These documents that we file later with the Securities and Exchange Commission and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, at no cost to the requesting party, upon request to us in writing or by telephone using the following information: Suite 2204, 22/F, Su Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong, China (Attention: Investor Relations). The telephone number of the company at this address is (852) 2111 3815.

CHINA METRO-RURAL HOLDINGS LIMITED

ORDINARY SHARES

PROSPECTUS

MARCH [•], 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by us except as otherwise indicated.

SEC registration fee	$1,379.93

Fees and expenses of accountants	$15,000.00

Fees and expenses of legal counsel	$15,000.00

Printing expenses	$—

Miscellaneous expenses	$1,000.00

Total	$32,379.93

Item 8. Indemnification of Directors and Officers.

BVI laws do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Memorandum and Articles of Association provide that, subject to The BVI Business Companies Act, 2004, we will indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

•

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of our company; or

•

is or was, at the request of our company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

To be entitled to indemnification, these persons must have acted honestly and in good faith and in the best interest of our company, and they must have had no reasonable cause to believe their conduct was unlawful.

If any such person mentioned above has been successful in defense of any proceedings referred to above, that person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by that person in connection with the proceedings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act, as indicated in parentheses:

Exhibit Number	Description of Document
3.1	Amended and Restated Memorandum of Association (incorporated by reference to the Company’s Annual Report on Form 20-F filed on July 9, 2010)

3.2	Amended and Restated Articles of Association (incorporated by reference to the Company’s Annual Report on Form 20-F filed on July 16, 2012)

4.1	Subscription Agreement for the Convertible Bonds dated July 24, 2012 (incorporated by reference to the Company’s Current Report on Form 6-K filed with the SEC on August 3, 2012)

4.2	Form of Terms and Conditions relating to the Convertible Bonds (incorporated by reference to the Company’s Current Report on Form 6-K filed with the SEC on August 3, 2012)

4.3	Form of Warrant Instrument (incorporated by reference to the Company’s Current Report on Form 6-K filed with the SEC on August 3, 2012)

4.4	Form of Registration Rights Agreement (incorporated by reference to the Issuer’s Current Report on Form 6-K filed with the SEC on August 3, 2012)

4.5	Deed of Undertakings and Negative Pledge Agreement, dated July 24, 2012 (incorporated by reference to the Company’s Current Report on Form 6-K filed with the SEC on August 3, 2012)

5.1	Opinion of Conyers Dill & Pearman *

10.1	Sale and Purchase Agreement for the disposition of the Company’s interests in its subsidiaries involved in the project in Qiqihar, Heilongjiang Province, PRC to certain independent third parties, dated October 15, 2012*

Exhibit Number	Description of Document

23.1	Consent of Pricewaterhouse Coopers **

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1) *

24.1	Power of Attorney (included on signature page) *

*	Previously filed with the original registration statement filed on November 6, 2012.
**	Filed herewith.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, China Metro-Rural Holdings Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on March 28, 2013.

CHINA METRO-RURAL HOLDINGS LIMITED

By:	/s/ Sio Kam Seng
Mr. Sio Kam Seng Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Sio Kam Seng Mr. Sio Kam Seng	Chairman and Chief Executive Officer (Principal Executive Officer)	March 28, 2013

* Mr. Lee Che Chiu, Arthur	Chief Financial Officer (Principal Financial and Accounting Officer)	March 28, 2013

* Mr. Cheng Chung Hing, Ricky	Director	March 28, 2013

* Mr. Cheng Tai Po	Director	March 28, 2013

* Mr. Ho Min Sang	Director	March 28, 2013

* Mr. Su Shaobin	Director	March 28, 2013

* Ms. Leung Wai Yan	Director	March 28, 2013

* Mr. Hui Wan Fai	Director	March 28, 2013

* Mr. Lai Chau Ming, Matthew	Director	March 28, 2013

* Mr. Wong Gee Hang, Henry	Director	March 28, 2013

* Mr. Tsui King Chung, Francis	Director	March 28, 2013

* Mr. Yuen Ka Lok, Ernest	Director	March 28, 2013

*By:	/s/ Sio Kam Seng	March 28, 2013
Mr. Sio Kam Seng, Attorney-in-Fact